Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JANUARY 10, 2014

SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF

Skyline’s net sales for the second quarter of fiscal year 2014 were $46,263,000 as compared to $41,836,000 in the second quarter of fiscal 2013. For the first half of fiscal 2014, net sales were $95,257,000 as compared to $91,756,000 in the first half of fiscal 2013.

Net sales for Skyline’s housing segment were $38,160,000 in the second quarter of fiscal 2014 as compared to $28,545,000 in the second quarter of fiscal 2013. For the first half of fiscal 2014, net sales were $74,594,000 as compared to $59,457,000 in the first half of fiscal 2013.

Net sales for Skyline’s recreational vehicle segment were $8,103,000 in fiscal 2014’s second quarter as compared to $13,291,000 for the second quarter of fiscal 2013. For the first half of fiscal 2014, net sales were $20,663,000 as compared to $32,299,000 for the same period a year ago.

Skyline reported a net loss of $2,213,000 in the second quarter of fiscal 2014 as compared to a net loss of $1,725,000 in the second quarter of fiscal 2013. On a per share basis, net loss was $.27 as compared to a net loss of $.21 for the same period a year ago. For the first half of fiscal 2014, net loss was $3,592,000 compared to a net loss of $5,193,000 for a year ago. Net loss per share was $.43 as compared to a net loss per share of $.62 for the same period a year ago. Included in current year’s pretax loss for the second quarter and first half was a $162,000 gain on the sale of idle property, plant and equipment. Likewise, prior year’s pretax loss for the second quarter and first half included a $1,411,000 gain on the sale of idle property, plant and equipment.

As Skyline begins its third quarter, historically the slowest period in its fiscal year, it continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees should assist the Corporation in meeting challenges as they occur.

**************

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended				Six Months Ended
	November 30,				November 30,
	(Unaudited)				(Unaudited)
(Dollars in thousands, except share and per share data)	2013		2012		2013		2012
Net sales	$46,263		$41,836		$95,257		$91,756

Loss before income taxes	(2,213	)(A)	(1,725	)(B)	(3,592	)(A)	(5,193	)(B)
Benefit from income taxes	—		—		—		—

Net loss	$(2,213)		$(1,725)		$(3,592)		$(5,193)

Basic loss per share	$(.27)		$(.21)		$(.43)		$(.62)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

(A)	Includes $162 gain on sale of idle property, plant and equipment
(B)	Includes $1,411 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	November 30, (Unaudited)
(Dollars in thousands)	2013	2012
ASSETS
Cash, restricted cash and temporary cash investments	$15,239	$24,268
Accounts receivable	12,114	8,356
Note receivable, current	48	45
Inventories	9,965	10,711
Workers’compensation security deposit	2,597	2,402
Other current assets	632	1,568

Total Current Assets	40,595	47,350
Note receivable, long-term	1,606	1,655
Property, Plant and Equipment, net	17,434	19,508
Other Assets	6,347	6,121

Total Assets	$65,982	$74,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$2,094	$2,914
Accrued liabilities	14,088	12,759

Total Current Liabilities	16,182	15,673

Other Deferred Liabilities	7,741	7,990

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	102,563	111,475
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	42,059	50,971

Total Liabilities and Shareholders’ Equity	$65,982	$74,634